Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement No. 333-198830 on Form S-8, dated September 19, 2014,

(2)	Registration Statement No. 333-203227 on Form S-8, dated April 3, 2015,

(3)	Registration Statement No. 333-218775 on Form S-3, dated June 15, 2017, and

(4)	Registration Statement No. 333-220412 on Form S-3, dated September 11, 2017 of our report dated February 27, 2018 (except for Note 2, as to which the date is September 5, 2018), with respect to the consolidated financial statements and schedule of Eldorado Resorts, Inc. included in this Current Report on Form 8-K.

         /s/ Ernst & Young LLP

Las Vegas, Nevada

September 5, 2018